EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Executive Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2013

Newport, Rhode Island, April 19, 2013. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced earnings for the first quarter of 2013. For the quarter ended March 31, 2013, the Company reported net income of $141,000, or $0.04 per diluted share, compared to net income of $402,000, or $0.12 per diluted share, for the quarter ended March 31, 2012.

During the first three months of 2013, the Company’s assets decreased by $18.8 million, to $430.6 million. The decrease in assets was concentrated in cash and cash equivalents, which decreased by $15.7 million, or 43.7%, and securities held to maturity, which decreased by $2.9 million, or 12.9%, partially offset by net loans, which increased by $1.1 million, or 0.3%. The decrease in cash and cash equivalents was due to the $8.2 million decrease in deposits and the $11.5 million decrease in long-term borrowings, partially offset by the decrease in securities held to maturity. The decrease in securities was attributable to principal payments received on the mortgage-backed securities. The loan portfolio increase was attributable to an increase in one-to-four family residential mortgage loans (an increase of $1.7 million, or 0.8%), and construction loans (an increase of $2.5 million, or 60.5%), partially offset by decreases in home equity loans and lines (a decrease of $732,000, or 4.3%), and commercial mortgage loans (a decrease of $2.4 million, or 2.2%).

For the three months ended March 31, 2013, deposit balances decreased by $8.2 million, or 2.8%. The decrease in deposits occurred in NOW/Demand accounts (a decrease of $8.6 million, or 6.6%), and time deposit accounts (a decrease of $2.1 million, or 2.7%), partially offset by an increase in money market accounts (an increase of $2.0 million, or 4.4%), and savings accounts (an increase of $561,000, or 1.5%).

Total stockholders’ equity at March 31, 2013 was $54.0 million compared to $53.2 million at December 31, 2012. The increase in stockholders’ equity was primarily attributable to net income, exercised stock options and stock-based compensation credits.

Net interest income decreased to $3.4 million for the quarter ended March 31, 2013 from $3.6 million for the quarter ended March 31, 2012, a decrease of $161,000, or 4.5%. The decrease in net interest income was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in interest expense from long-term borrowings. The average balance of interest-earning assets for the first three months of 2013 decreased by $12.1 million, compared to the first three months of 2012, and the average yield on interest-earning assets decreased by 45 basis points to 4.55% from 5.00%. The average balance of interest-bearing deposits increased by $11.4 million, while the average cost of interest-bearing deposits decreased by 8 basis points, resulting in a $31,000 decrease in interest expense on such deposits. The average balance of borrowings for the first quarter of 2013 decreased by $38.0 million, compared to the first quarter of 2012, resulting in a $393,000 decrease in expense on such borrowings. The average cost of interest-bearing liabilities decreased 38 basis points to 1.23% for the quarter ended March 31, 2013 from 1.61% for the quarter ended March 31, 2012. The Company’s first quarter 2013 interest rate spread decreased to 3.32% from 3.39% for the first quarter of 2012, a decrease of 7 basis points.

Non-performing assets totaled $1.9 million, or 0.44% of total assets, at March 31, 2013, compared to $2.2 million, or 0.48% of total assets, at December 31, 2012. Non-performing assets at March 31, 2013 consisted of five commercial real estate loans totaling $1.9 million. Net charge-offs were $48,000 and $312,000 for the quarters ended March 31, 2013 and 2012, respectively. There was no loan loss provision for the quarter ended March 31, 2013, compared to $281,000 for the quarter ended March 31, 2012. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision for the first quarter of 2013 decreased compared to the provision for the first quarter of 2012, due to changes in the loan portfolio mix, a decrease in non-performing loans as a result of loan payoffs and a decrease in charge-offs, offset by loan growth and an increase in allocated reserves for loans that have been restructured.

Non-interest income for the first quarter of 2013 totaled $521,000, a decrease of $22,000, or 4.1%, compared to the first quarter of 2012. The decrease in non-interest income between the two periods is primarily due to a $23,000 decrease in fees earned on checking accounts.

Total non-interest expense increased to $3.5 million for the quarter ended March 31, 2013 from $3.2 million for the quarter ended March 31, 2012, an increase of $299,000, or 9.2%. The increase between periods is attributable primarily to expenses of $530,000 related to the Agreement and Plan of Merger entered into by the Company on March 5, 2013. In addition, there were smaller increases in occupancy and equipment expense and data processing fees, and decreases in salaries and employee benefits, professional fees, marketing costs, FDIC insurance expense and other general and administrative costs. The increase in occupancy and equipment expense is due to a stormier winter during the first three months of 2013 compared to the same period in 2012, which resulted in an increase of operating costs associated with the maintenance of the Bank’s branches. The decrease in salaries and benefits is primarily due to a reduction in pension costs and the conclusion of the stock-based compensation expense amortization in 2012 associated with option grants and restricted stock awards. The decrease in professional fees is due to the reduction in annual audit expenses. The decrease in marketing costs is the result of a continued effort by management to control advertising and marketing expenses. The decrease in FDIC insurance is due to the decrease in consolidated total assets less tangible equity in the first quarter of 2013 compared to the first quarter of 2012, resulting in a lower expense in deposit insurance coverage.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2013	December 31, 2012
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$19,119	$20,311
Short-term investments	1,176	15,732
Cash and cash equivalents	20,295	36,043

Securities held to maturity, at amortized cost	19,436	22,307
Federal Home Loan Bank stock, at cost	5,356	5,588

Loans	360,089	359,069
Allowance for loan losses	(3,983)	(4,031)
Loans, net	356,106	355,038

Premises and equipment	13,265	13,489
Accrued interest receivable	1,126	1,118
Net deferred tax asset	2,848	2,848
Bank-owned life insurance	11,123	11,456
Prepaid FDIC insurance	363	423
Other assets	673	1,103

Total assets	$430,591	$449,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$281,509	$289,674
Long-term borrowings	91,321	102,797
Accrued expenses and other liabilities	3,796	3,787
Total liabilities	376,626	396,258

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,142	50,085
Retained earnings	21,984	21,843
Unearned compensation (201,638 and 208,143 shares at
March 31, 2013 and December 31, 2012, respectively)	(2,016)	(2,081)
Treasury stock, at cost (1,333,627 shares and 1,378,627 shares)
at March 31, 2013 and December 31, 2012, respectively)	(16,194)	(16,741)
Total stockholders’ equity	53,965	53,155

Total liabilities and stockholders’ equity	$430,591	$449,413

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2013	2012
	(Unaudited) (Dollars in thousands, except share data)
Interest and dividend income:
Loans	$4,136	$4,559
Securities	274	433
Other interest-earning assets	15	18
Total interest and dividend income	4,425	5,010

Interest expense:
Deposits	287	318
Long-term borrowings	738	1,131
Total interest expense	1,025	1,449

Net interest income	3,400	3,561
Provision for loan losses	—	281

Net interest income, after provision for loan losses	3,400	3,280

Non-interest income:
Customer service fees	414	437
Bank-owned life insurance	94	99
Miscellaneous	13	7
Total non-interest income	521	543

Non-interest expenses:
Salaries and employee benefits	1,575	1,774
Occupancy and equipment	546	528
Data processing	424	402
Professional fees	112	153
Merger expenses	530	—
Marketing	129	147
FDIC insurance	66	76
Other general and administrative	151	154
Total non-interest expenses	3,533	3,234

Income before income taxes	388	589

Provision for income taxes	247	187

Net income and comprehensive income	$141	$402

Weighted-average shares outstanding:
Basic	3,303,120	3,313,081
Diluted	3,392,494	3,328,762

Earnings per share:
Basic	$.04	$.12
Diluted	$.04	$.12